Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS
FIRST QUARTER 2013 FINANCIAL RESULTS

St. Louis, May 03, 2013 -- Furniture Brands International (NYSE: FBN) today announced financial results for the quarter ended March 30, 2013.

For the quarter ended March 30, 2013:

•
Net sales were $254.7 million compared to $287.3 million for the three months ended March 31, 2012, a decrease of $32.6 million, or 11.3%. First quarter 2013 retail sales at the 49 Thomasville company-owned stores totaled $26.9 million compared with sales of $27.5 million at 48 Thomasville company-owned stores in the prior year period. First quarter same-store sales at the 46 Thomasville stores that the company has owned for more than 15 months were down 2.3% compared to the first quarter of 2012, when same-store sales were flat.

•
Gross profit was $51.5 million and gross margin was 20.2%, which included $1.0 million in charges related to product rationalization. Gross profit for the first quarter of 2012 was $71.4 million and gross margin was 24.9%. Excluding this charge, the decrease in first quarter 2013 gross margin when compared to the year ago period was primarily due to deleveraging of fixed manufacturing costs due to lower sales, product rework and additional inventory charges, increased freight costs, and increased employee benefit costs.

•
Selling, general and administrative expenses (SG&A) for the first quarter of 2013 totaled $69.1 million and included $0.5 million in charges related to dark stores. SG&A expenses for the first quarter of 2012 totaled $70.0 million. Excluding this charge, the decrease in the first quarter 2013 SG&A was primarily due to lower compensation costs, partially offset by an increase in advertising expense.

•
The Company had an operating loss of $19.0 million as compared to an operating income of $1.4 million in the prior year quarter. The current quarter operating loss includes $2.9 million of charges, which consist of the aforementioned $1.5 million of charges as well as $1.4 million of impairment charges related to assets held for sale.

•
Interest expense was $2.4 million as compared to $0.8 million in the prior year period. The increase in interest expense was primarily due to the increased interest rate on higher debt and amortization of debt issuance costs related to the previously announced debt refinancing in September 2012.

•
Net loss for the first quarter of 2013 was $21.2 million, or $0.38 per diluted share, which includes a $2.9 million after-tax charge from the aforementioned items. This compares to a net profit of $0.4 million, or $0.01 per diluted share, in the first quarter of 2012.

•	The Company ended the quarter with a cash balance of $10.3 million and a debt balance of $116.8 million.

Mr. Ralph Scozzafava, Chairman and CEO stated, “While this was a difficult quarter in what was a volatile environment, we are aggressively addressing the issues. We are well underway on implementing our transformation plan to restore positive EBITDA and free cash flow generation. Most notably, we made significant progress in revamping our stationary line at Lane and introduced a new line of motion upholstery at Broyhill. In addition, the continued transition of our product line and marketing at Thomasville saw strong response as evidenced by a 6% increase in first quarter written sales in our Thomasville company-owned stores. We also made progress with our supply chain network efficiency program as we are currently consolidating our Mt. Airy facility into our Longview plant. Finally, we continued our overall cost containment efforts and have identified further opportunities for meaningful reductions.”

Upcoming Investor Event
A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on May 03, 2013. Those wishing to participate should call 1-877-546-5020 (domestic calls) or 1-857-244-7552 (international calls) and reference conference ID #71894163. The call can also be accessed in the Upcoming Investor Events section of the company's website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay through 5:00 p.m. (Central Time) on May 10, 2013. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 65146068.

About Furniture Brands

Furniture Brands International, Inc. (FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including company owned Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith, and LaBarge. To learn more about the company, visit: furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 29, 2012, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Net sales	$254,727	$287,258
Cost of sales	203,249	215,816
Gross profit	51,478	71,442
Selling, general, and administrative expenses	69,134	69,984
Impairment of assets, net of recoveries	1,377	23
Earnings (loss) from operations	(19,033)	1,435
Interest expense	2,424	750
Other income, net	112	204
Earnings (loss) before income tax expense (benefit)	(21,345)	889
Income tax expense (benefit)	(142)	510
Net (loss) earnings	$(21,203)	$379

Net (loss) earnings per common share — basic and diluted	$(0.38)	$0.01
Weighted average shares of common stock outstanding - Basic	55,348	55,031
Weighted average shares of common stock outstanding - Diluted	55,348	55,180

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 30, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,283	$11,869
Receivables, less allowances of $12,279 ($11,615 at December 29, 2012)	112,418	125,739
Inventories	241,660	244,333
Prepaid expenses and other current assets	10,866	11,287
Total current assets	375,227	393,228
Property, plant, and equipment, net	98,712	103,403
Trade names	76,105	76,105
Other assets	46,268	45,705
	$596,312	$618,441
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,173	$113,590
Accrued expenses	55,404	58,741
Total current liabilities	159,577	172,331
Long-term debt	116,788	105,000
Deferred income taxes	22,063	18,002
Pension liability	211,112	213,295
Other long-term liabilities	50,418	55,015
Shareholders’ equity	36,354	54,798
	$596,312	$618,441

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net (loss) earnings	$(21,203)	$379
Adjustments to reconcile net (loss) earnings to net cash used by operating activities:
Depreciation and amortization	4,011	4,968
Compensation expense related to stock option grants and restricted stock awards	529	596
Impairment of assets	1,377	23
Other, net	35	203
Changes in operating assets and liabilities:
Accounts receivable	13,321	(23,167)
Inventories	2,673	2,641
Prepaid expenses and other assets	1,108	(1,300)
Accounts payable and other accrued expenses	(12,286)	8,934
Deferred income taxes	3,593	268
Long-term liabilities	(4,540)	(2,139)
Net cash used by operating activities	(11,382)	(8,594)
Cash flows from investing activities:
Additions to property, plant, equipment, and software	(1,821)	(1,440)
Proceeds from the disposal of assets	2	51
Net cash used in investing activities	(1,819)	(1,389)
Cash flows from financing activities:
Payments of long-term debt	(8,000)	—
Payments of term loan debt	(212)	—
Payments for debt issuance costs	(172)	—
Proceeds from the issuance of long term debt	20,000	—
Other	(1)	14
Net cash provided by financing activities	11,615	14
Net decrease in cash and cash equivalents	(1,586)	(9,969)
Cash and cash equivalents at beginning of period	11,869	25,387
Cash and cash equivalents at end of period	$10,283	$15,418
Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$27	$(63)
Cash payments for interest expense	$2,119	$823

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales	$26,905	$27,458	$8,435	$8,033
Cost of sales	16,033	15,666	5,753	5,002
Gross profit	10,872	11,792	2,682	3,031
Selling, general and administrative expenses — open stores	16,016	14,868	4,074	3,922
Loss from operations — open stores (c)	(5,144)	(3,076)	(1,392)	(891)
Selling, general and administrative expenses — closed stores (d)	—	—	1,286	939
Loss from operations - retail operations (c)	$(5,144)	$(3,076)	$(2,678)	$(1,830)
Number of open stores and showrooms at end of period	49	48	15	16
Number of closed locations at end of period	—	—	20	23
Same-store-sales (e):
Percentage change	(2)%	—%	(f)	(f)
Number of stores	46	44

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

c)	Loss from operations does not include our wholesale profit on the above retail net sales.

d)	SG&A - closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

e)
The Thomasville same-store sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.

f)
Same-store-sales information is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands, including five Drexel Heritage stores, one Henredon store, one Broyhill store, and eight designer showrooms at March 30, 2013; and other than designer showrooms, it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.